Exhibit 99.1

Transcript of Third Quarter Results Teleconference – November 17, 2003

Marwan Kubursi, C.F.O.

I’d like to welcome everyone to SMTC’s third quarter earnings call. With me today is John Caldwell, President and CEO and Phil Woodard, the Chief Operating Officer.

Before I turn the call over to John, I’ll preface the discussion with the following remarks:

This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The company cautions that actual performance will be affected by a number of factors, many of which are beyond the company’s control, and that future events and results may vary substantially from what the company currently foresees. Discussion of the various factors that may affect future results is contained in the company’s recent filings with the Securities and Exchange Commission and SEDAR.

I’ll now turn the call over to John Caldwell, our President and CEO, for his opening remarks.

John Caldwell’s Agenda and Opening Comments

Introductory Comments

Good afternoon everyone.

Here is the agenda for today’s call. I will make some opening comments then ask Phil Woodard our Chief Operating Officer to discuss the status of restructuring initiatives, the success of our total solutions strategy and to comment on current market conditions. Following Phil’s presentation, Marwan Kubursi our Chief Financial Officer will provide the highlights of our financial performance for our third quarter. Finally, I will talk about our refinancing initiatives and comment on our guidance policy. We will then open the line to questions.

Opening Comments

As our press release indicates, we had solid third quarter results. This reflects the positive actions undertaken by the Company as well as stabilization in our key markets. Importantly, as Phil will discuss in some detail, we have successfully completed our operational restructuring initiatives to align our cost structure with our revenue base while still providing cost effective capacity for future growth. Second, providing our customers with a Total Solution is gaining traction in the marketplace particularly in the important industrial sector. Third, through operational efficiencies and tight cost control we were able to generate satisfactory margins. Finally, as I stated at the outset, we are encouraged by our quarter over quarter sequential growth demonstrating stabilization in our key markets. As I will discuss later, it is clear we must address our financial structure to provide our Company with improved financial stability and flexibility to meet our future needs.

Let me now introduce Phil Woodard, our Chief Operating Officer.

Phil Woodard’s Remarks

Thanks John,

From the operations side of the business, our theme over the last few quarters has been dedicated to executing our cost cutting initiatives leading to improved operating efficiencies and providing earnings leverage as the overall business environment improves. I am very pleased to report today that our operational restructuring has now been completed in Q3 with the closing of our Charlotte facility. Over the last year we have also closed facilities in Austin Texas, Donegal Ireland and sold our Appleton Wisconsin manufacturing entity. The results of this we can now start to see in the greater than 10% gross profits recorded in this quarter.

We feel we have the Total Solution footprint to support existing and new customers with cost effective printed circuit board assembly coming from our Markham and Chihuahua facilities, systems integration, test and customer logistics provided locally from all manufacturing facilities in, Markham, Boston, Chihuahua and San Jose, with Boston supporting metal enclosures and with interconnect, design and value engineering rounding out all of our offerings. We do not foresee the need for any other site reductions. We are currently running at 45% equipment utilization based on a full 7 day 24 hours per day operation. Based on utilizing our equipment 5 days per week 24 hours per day we are currently at 63%. Once current equipment is fully utilized we have building space to grow at least an additional 50% further depending on the services required.

The efforts from our business development team are yielding both new customer opportunities and growth within many of our current customers. Our Total Solutions Strategy is winning business in many markets most significantly in the industrial sector. This is a sector that our services just outlined play very well in. While continuing the need to be very cost competitive, high levels of customer service, quality and support are achieved through our team based approach organization. The industrial segment of our business has grown from 37% in Q1 to 43% in Q2 and now represents 52% of our business in Q3. Last year in 2002 industrial customers represented only 23% of our business.

This continues to be a difficult environment to understand future business levels. In speaking with most of our customers they are optimistic about their businesses but their upstream customers in the most part are not giving insights into their volume requirements.

I will now turn it over to Marwan Kubursi, our CFO, who will take you through the details of our Q3 performance.

Marwan Kubursi’s remarks

Thanks Phil,

The comparative numbers from previous quarters that I will be referencing have been restated to reflect the categorization of Appleton manufacturing as discontinued operations.

Revenue for the quarter was $77.0 million versus Q2 2003’s revenue of $70.7 million and $143.5 million for the third quarter of last year. Gross profit improved to $8.1 million in the third quarter of 2003 compared to $4.7 million in the second quarter of 2002 and $1.0 million in the third quarter of last year, or $8.2 million in the third quarter of last year before restructuring and other charges. This translated to a gross margin of 10.6% versus a gross margin of 6.7% in the second quarter and 5.6% in the third quarter of last year. The sequential improvement in margin percentage from last quarter and last year was reflective of the improvement in cost structure that has resulted from the rationalization of capacity in higher cost regions and the improvement of manufacturing and supply-chain efficiencies as a result of these cost-cutting initiatives.

Our operating income was $2.6 million versus an operating loss of $0.6 million in the previous quarter, and a $12.1 million loss in the third quarter of last year. The improvement was driven by the higher gross profits and a year over year reduction in the Selling, General & Administrative expense from $6.0 million to $4.6 million.

Our net income on a GAAP basis was $2.6 million or $0.09 per share, which was comprised of $1.3 million, or $0.04 per share from continuing operations and $1.3 million or $0.05 per share from discontinued operations. The earnings from discontinued operations included net income that resulted from the liquidation proceeds, net of disbursements, of the company’s former Cork Ireland subsidiary in the amount of $1.5 million and a $200,000 loss that resulted from the subsequently sold Appleton manufacturing operations. Adjusted net earnings (the reconciliation to GAAP for which is included in the supplemental disclosure of our press release of today) for the third quarter of 2003 were $1.3 million, or $0.05 per share. This compared to net loss for the third quarter of 2002 of $13.4 million or $0.47 per share on a GAAP basis and an adjusted net loss of $0.4 million or $0.01 per share. The GAAP net loss for the second quarter 2003 was $39.9 million or $1.39 per share, reflecting the increase in the valuation allowance against our deferred tax asset. On an adjusted basis the net loss for the second quarter of 2003 was $2.5 million or $0.09 per share.

Working capital usage increased for the quarter due to the increase in accounts receivables and inventory driving cash cycle days to 45 days in the current quarter from 30 in the second quarter of 2003 and 36 days in the third quarter of 2002 .

Accounts receivables were $51 million, or 60 days, compared to $64 million or 41 days in the same quarter of 2002 and $42 million, or 54 days in the second quarter of 2003. The increase in days over the second quarter was driven by increased sales volumes and the skewing of sales to the later stages of the quarter.

Inventory was $35 million or 46 days, versus $47 million, or 31 days in the same quarter of 2002 and $30 million, or 41 days in the second quarter of 2003.

The Company used approximately $10.5 million of cash from operations, which reflects positive net earnings offset by an investment in working capital associated with the higher levels of business activity compared to the second quarter of 2003. Additional cash was generated from the proceeds of disposition of the Appleton manufacturing operations. This brought our net debt at the end of the third quarter to $74.9 million versus $67.2 million at the end of the second quarter of this year.

All told, we are very pleased with the results of the quarter. We will continue to focus on taking costs out of the business and operating more efficiently but believe that the third quarter reflects the results of our operational restructurings which began in 2001 and, as Phil mentioned, concluded in the third quarter of this year.

I’ll now turn the call back to John for his concluding remarks.

John Caldwell’s Concluding Remarks

Before opening the lines for questions let me comment on our financial structure as well as our guidance policy and then summarize our discussions today.

It is clear from SMTC’s Board and management perspective that the level and structure of the Company’s bank debt is burdensome from the perspective of perceived financial stability and onerous with respect to both interest costs and loan principal repayments.

We have been working closely and cooperatively with our lender group and other potential lenders and investors with the objective to strengthen SMTC’s balance sheet. We are continuing to examine several refinancing alternatives.

Our discussions to date with all parties have been constructive and our lender group has been very supportive. In our press releases issued today and in the 10-Q also filed today, we announced the consummation of an important interim step of amending our credit agreement. We also stated that should we enter into a transaction resulting from discussions with our lenders, it is likely to involve significant dilution to existing shareholders. These documents contain the usual “there can be no assurance “ language because at this point we have no announceable event. However, we are optimistic that we will reach a satisfactory solution. While dilution is seldom preferred by current shareholders, in the Board’s view it may be necessary to put this Company back on stable financial footing.

As Phil indicated in his comments, we are hearing positive indications about the marketplace from our customers but at the same time they are saying they have very limited visibility into their customers purchasing plans. Accordingly we are hesitant to comment on our future prospects and will continue with our policy of providing no specific guidance.

Let me close by summarizing the key points of today’s presentation:

➢	We had solid third quarter results.

➢	We have completed our operational restructuring.

➢	Our cost structure is well aligned with our revenue expectations.

➢	We have a competitive operational footprint with key manufacturing sites in Mexico, Canada and the United States with sufficient capacity for growth.

➢	Our total solutions strategy is gaining traction particularly with industrial customers.

➢	Our key markets appear to be stabilizing.

➢	We plan to address our financial structure over the coming months.

Operator, we can now open the lines for questions.